Exhibit 8.1

[Letterhead of Hallett & Perrin]

December 23, 2010

USMD, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

UANT Ventures, L.L.P.

612 East Lamar Blvd., Suite 700

Arlington, Texas 76011

Ladies and Gentlemen:

We have acted as counsel to USMD Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance of shares of its common stock, $.01 par value (“Common Stock”), pursuant to the terms of that certain Contribution and Purchase Agreement, dated as of August 19, 2010 (the “Contribution Agreement”), by and among the Company, USMD Inc. (“USMD”), Urology Associates of North Texas, L.L.P. and UANT Ventures, L.L.P. (“Ventures”), pursuant to which the shareholders of USMD will contribute all of their equity interests in USMD in exchange for common stock of the Company, and Ventures will contribute all of its assets to the Company in exchange for common stock of the Company, a $30 million promissory note and options to acquire common stock of the Company (collectively, the “Contribution”).

In rendering this opinion, we have reviewed and relied on the Contribution Agreement, the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.

We have assumed for purposes of the opinion set forth below that the Contribution will be effected in accordance with the Contribution Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof). We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that (i) the contributions made by Ventures (both of its assets and of the USMD shares it holds directly and those shares it is treated as receiving from certain USMD shareholders) and by the USMD shareholders who contribute directly to the Company are intended to qualify as an exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) accordingly, the statements regarding the U.S. federal income tax consequences of the Contribution set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Transaction” are true in all material respects and describe all of the material U.S. federal income tax consequences of the Contribution. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state, or local tax consequences of the Contribution.

Our opinion is based on the Code, the Treasury Regulations promulgated thereunder, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service (“IRS”) by any party as to the U.S. federal income tax consequences of any aspect of the Contribution, and neither the IRS nor any court is bound by our opinion herein.

We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company on Form S-4 and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HALLETT & PERRIN